News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Announces Intent to Divest Its Material Handling Products Business to Syntron Material Handling, LLC, an Affiliate of Levine Leichtman Capital Partners

HOUSTON, March 20, 2014 - FMC Technologies, Inc. (NYSE: FTI) announced today a definitive agreement to divest its material handling products business to Syntron Material Handling, LLC, an affiliate of Levine Leichtman Capital Partners Private Capital Solutions II, L.P. This transaction, requiring customary regulatory approvals, is expected to be completed early in the second quarter.
The material handling business, part of FMC Technologies' Energy Infrastructure segment, has a long history of providing bulk material handling solutions to industries worldwide. The business—which is headquartered in Tupelo, Mississippi, and has operations in Changshu, China and Salt Lake City, Utah, and sales personnel in Germany, Mexico, Singapore and Canada—manufactures a diversified product line of conveyor and vibratory equipment used to load, transport and feed bulk materials.
FMC Technologies will retain its engineering, procurement, and construction (EPC) systems business supplying material handling systems and equipment to various industries around the world. It is headquartered in Chalfont, Pennsylvania, and has a sales office in Santiago, Chile.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the Company has approximately 19,300 employees and operates 30 production facilities in 17 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

Levine Leichtman Capital Partners is a Los Angeles, California-based investment firm that manages approximately $7.0 billion of institutional investment capital through private equity partnerships, distressed debt and leveraged loan funds. LLCP is currently making new investments through Levine Leichtman Capital Partners V, L.P., Levine Leichtman Capital Partners SBIC Fund, L.P., and Levine Leichtman Capital Partners Private Capital Solutions. Prior investments by Levine Leichtman Capital Partners include Santa Cruz Nutritionals, CiCi’s Pizza, Hackney Ladish, Jon Douglas Real Estate Group and Luminator Technology Group.